June 1, 2000



Mr. Gregory S. Frisby
3195 Centre Park Boulevard
Winston Salem, NC  27107

Dear Greg:

     This letter agreement amends the Amended Employment Agreement dated as of December 8, 1997 between you and Frisby Technologies, Inc. (the "Agreement") in the following respects:

     A. The first sentence of Paragraph 1(a) shall be amended to read as follows:

          "The Company hereby employs the Executive to render full time exclusive services to the Company during the Term (as defined in Section 2 hereof) as President, Chief Executive Officer and Chairman of the Board of Directors of the Company, provided, however, upon a determination by the Board of Directors to hire a person to provide services to the Company as President and/or Chief Executive Officer of the Company, the Executive's title will remain Chairman and/or that of a senior executive officer whose duties shall include responsibility for marketing, sales, promotion and investors relations and such other matters as the Executive and the Board of Directors may agree,"

     B. The fourth sentence of paragraph 3(a) shall be deleted and replaced by the following sentence:

          "The Salary as of April 1, 2000 in the amount of $220,000 shall remain in effect for the remainder of the Term, with no further increases, unless otherwise authorized and approved by the Board of Directors."

          All other provisions of the Agreement remain in full force and effect.

     If the foregoing is acceptable, kindly sign at the space provided below on the enclosed copy of this letter indicating your understanding and agreement to the foregoing terms and return in the enclosed envelope.

                                         FRISBY TECHNOLOGIES, INC.


                                      By:/s/ Steve Villa
                                         ---------------


/s/ Gregory S. Frisby
---------------------
Gregory S. Frisby